As filed with the Securities and Exchange Commission on January 23, 1998
                                                  Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                              BIG CITY BAGELS, INC.
             (Exact name of registrant as specified in its charter)

          New York                                     11-3137508
---------------------------------       ----------------------------------------
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
 incorporation or organization)

                                99 Woodbury Road
                           Hicksville, New York 11801
                                 (516) 932-5050
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------

                       Mark Weinreb, Chairman of the Board
                              Big City Bagels, Inc.
                                99 Woodbury Road
                           Hicksville, New York 11801
                             (516) 932-5050 (Phone)
                            (516) 932-5056 (Telecopy)
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------

                                   Copies to:
                             David Alan Miller, Esq.
                              Peter M. Ziemba, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                          New York, New York 10016-2097
                             (212) 818-8800 (Phone)
                            (212) 818-8881 (Telecopy)
                             ----------------------


         Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of the registration statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| ___________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| ____________________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|
                             ----------------------

                         CALCULATION OF REGISTRATION FEE


                                                                                   Proposed               Proposed
                                            Amount of        Dollar Amount         Maximum                 Maximum    Amount of
        Title of Each Class of          Securities to be         to be          Offering Price           Aggregate   Registration
     Securities to be Registered          Registered(1)        Registered        Per Security       Offering Price       Fee
Common Stock issuable upon
conversion of Class A Preferred Stock.         --           $3,286,000.00(2)          --              $3,286,000.00      $969.37
Placement Agent Warrants..............       125,000               --               $0.00(3)                  $0.00        $0.00
Common Stock issuable upon exercise
of Placement Agent Warrants...........       125,000               --              $1.125(4)            $140,625.00       $41.48
Placement Agent Warrants..............        75,000               --               $0.00(5)                  $0.00        $0.00
Common Stock issuable upon exercise
of Placement Agent Warrants...........        75,000               --              $1.125(4)             $84,375.00       $24.89
Total Fee.........................................................................................................     $1,036.24
======================================                                                                             ================

(1) Pursuant to Rule 416, there also are being registered such additional shares of Common Stock as may become issuable pursuant to the terms of the antidilution provisions contained in the Placement Agent Warrants.

(2) Represents the stated value of 265,000 shares of Preferred Stock ($2,650,000) plus the maximum amount of dividends ($636,000) that may be payable upon conversion of the Preferred Stock.

(3) Represents the excess of the market price of the Common Stock, as reported by The Nasdaq Stock Market on January 16, 1998, over the $1.3125 exercise price of the 125,000 Placement Agent Warrants.

(4) Represents the market price of the Common Stock, as reported by The Nasdaq Stock Market on January 16, 1998, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended ("Securities Act").

(5) Represents the excess of the market price of the Common Stock, as reported by The Nasdaq Stock Market on January 16, 1998, over the $5.00 exercise price of the 75,000 Placement Agent Warrants.



                             ----------------------


         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  PRELIMINARY PROSPECTUS DATED JANUARY 23, 1998
                              SUBJECT TO COMPLETION

                              BIG CITY BAGELS, INC.

                                  Common Stock
                         Common Stock Purchase Warrants

         This Prospectus relates to shares of common stock, par value $.001 per share ("Common Stock"), of Big City Bagels, Inc. ("Company") issuable upon conversion of 265,000 shares of the Company's Class A Preferred Stock, $.001 par value and $10.00 stated value ("Preferred Stock"), that may be offered for resale for the account of the holders of the Preferred Stock. The Preferred
Stock accrues dividends at the rate of 8% per annum, payable in cash or in shares of Common Stock at the election of the Company on the date the Preferred Stock is converted into shares of Common Stock. The Preferred Stock and dividends accrued thereon are convertible, at the election of the holder, into shares of Common Stock at a conversion rate per share equal to the greater of
(i) 75% of the average closing bid price of the Common Stock for the five consecutive trading days immediately prior to the date of conversion or (ii) $0.2585. The shares of Preferred Stock then outstanding automatically convert into shares of Common Stock on December 31, 2000. The Company may redeem the Preferred Stock, in whole as a class and not in part, upon 30 days' prior written notice, at a price payable in cash equal to the sum of (i) 125% of the stated value of the shares being redeemed, plus (ii) the dividends accrued through the redemption date.

         This Prospectus also relates to 200,000 Common Stock Purchase Warrants ("Placement Agent Warrants" and, together with the Common Stock offered hereby, the "Securities") and the shares of Common Stock issuable upon exercise of such warrants that may be offered for resale for the accounts of the holders of the Placement Agent Warrants. The Placement Agent Warrants entitle the holder thereof to purchase 125,000 shares of Common Stock for $1.3125 per share and 75,000 shares of Common Stock for $5.00 per share, in both cases exercisable until December 30, 2002.

         All of the Securities offered hereby are being registered for the respective accounts of the holders of the Preferred Stock and of the Placement Agent Warrants (collectively, the "Selling Securityholders") set forth in this Prospectus under the heading "Selling Securityholders." No period of time has been fixed within which the Securities covered by this Prospectus may be offered or sold. The Company will not receive any of the proceeds from the sale of the Securities; however, it will receive an aggregate of $539,062.50 in gross proceeds if the Placement Agent Warrants are fully exercised.
See "Use of Proceeds" and "Selling Securityholders."

         All costs, expenses and fees in connection with the registration of the Securities offered by this Prospectus will be borne by the Company. Such expenses are estimated at $55,000. Brokerage commissions and discounts, if any, attributable to the sale of the Securities for the accounts of the Selling Securityholders will be borne by them.

         The Common Stock of the Company is quoted on The Nasdaq SmallCap Market under the symbol "BIGC." On January 16, 1998, the last sale price for the Common Stock was $1.125.


THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 7.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is __________________, 1998

         No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or any of the Selling Securityholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                                TABLE OF CONTENTS

                                                                                                               Page
AVAILABLE INFORMATION.............................................................................................2
DOCUMENTS INCORPORATED BY REFERENCE...............................................................................3
PROSPECTUS SUMMARY................................................................................................4
RISK FACTORS......................................................................................................7
USE OF PROCEEDS..................................................................................................10
SELLING SECURITYHOLDERS..........................................................................................10
PLAN OF DISTRIBUTION.............................................................................................11
LEGAL MATTERS....................................................................................................12
EXPERTS  ........................................................................................................12
INDEMNIFICATION..................................................................................................12


                              AVAILABLE INFORMATION

         The Company has filed with the Commission, in Washington, D.C., a Registration Statement on Form S-3 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement and exhibits. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit are not complete and the description of such contract or document is qualified in its entirety by reference to such contract or document. The Registration Statement, together with the exhibits, may be inspected at the Commission's principal office in Washington, D.C. and copies may be obtained upon payment of the fees prescribed by the Commission.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional
Offices: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies also can be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such web site is http://www.sec.gov. The Common Stock is listed on The Nasdaq SmallCap Market and information concerning the Company can be inspected and copied at The Nasdaq Stock Market, 1735 K Street, N.W. Washington, D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus and made a part hereof:

         (1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, filed with the Commission pursuant to Section 13(a) of the Exchange Act;

         (2) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, filed with the Commission pursuant to Section 13(a) of the Exchange Act; and

         (3) The Company's proxy statement, dated June 4, 1997, for its annual meeting of shareholders, filed with the Commission pursuant to Section 14(a) of the Exchange Act and Rule 14a-6 thereunder.

         The description of the Company's Common Stock is contained in the Company's Registration Statement on Form 8-A declared effective by the Commission on May 7, 1996, which registration statement is also incorporated into this Prospectus by reference and made a part hereof.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Prospectus and filed with the Commission prior to the date of this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). A written or telephone request should be directed to Big City Bagels, Inc., 99 Woodbury Road, Hicksville, New York 11801, telephone number (516) 932-5050, Attention: Investor Relations.

                               PROSPECTUS SUMMARY

The information set forth below is qualified in its entirety by the information set forth in those documents incorporated herein by reference. Certain statements contained in the Prospectus Summary and elsewhere in this Prospectus regarding matters that are not historical facts, such as statements regarding growth trends in the bagel industry and the Company's growth strategy and expansion plans, are forward-looking statements (as such term is defined in the Securities Act). Since such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors" as well as those discussed elsewhere in this Prospectus.

                                   The Company

         Big City Bagels operates and franchises upscale bagel bakery cafes under the Company's registered trademark "Big City Bagels(R)." These stores sell a wide variety of oversized, fresh baked bagels, including unique specialty bagels, and cream cheese spreads, muffins and other bakery products for take-out and eat-in consumption. Big City Bagels stores also sell salads, sandwiches, specialty coffees and other beverages. The Company owns six stores, which are located in California, Arizona, New York and Utah. The Company also sells Big City Bagels franchises. As of the date of this Prospectus, there are eleven franchises open and operating in California, Colorado, Idaho and Minnesota and the Company has sold franchises to open an additional 23 stores, which are in various stages of development. The Company also sells its products wholesale to commercial accounts and food service operators.

         The Company seeks to ensure a high quality, consistent product by controlling the preparation and distribution of its bagel dough. This control is maintained by establishing regional commissaries in which bagel dough and other products are prepared and then delivered to surrounding Company-owned stores and franchises. The Company's bagels are then baked daily in accordance with the Company's quality control guidelines using a traditional technique which requires the bagels to be boiled and then baked. The Company currently owns and operates a commissary located in Costa Mesa, California, which services most existing Big City Bagels stores. The Company also has assisted one of its franchisees, which entered into an area development agreement with the Company to open stores in the Minneapolis/St. Paul, Minnesota area, in establishing a commissary owned and operated by such franchisee in Minneapolis to service these stores. This commissary is required to adhere to the Company's strict quality control guidelines.

         The Company's objective is to become a leading national bagel store chain. The Company seeks to achieve this objective by: (i) expanding its franchise operations, (ii) increasing the number of Company-owned stores by opening additional stores and acquiring existing bagel stores or chains and
(iii) increasing revenues from sales to commercial and wholesale accounts. With respect to its franchise operations, the Company believes that its consistent product quality, visually-appealing, upscale store design and well-organized business operations will enable the Company to attract experienced, multi-unit franchisees to operate its stores. In order to attract potential franchisees, the Company plans to open Company-owned flagship stores in strategic geographic locations around the country. Such franchises would be serviced by regional commissaries, which the Company plans to use as additional stores are opened. The Company also intends to expand by acquiring existing bagel stores or chains and possibly other retail enterprises that the Company believes will enhance its operations. In determining whether to make an acquisition, the Company will consider, among other things, the size, location and existing operations of the acquisition candidate, as well as such candidate's potential to maximize growth and increase revenues. Although the Company regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company is not a party to any agreements or commitments with respect to any acquisition.

         The Company was incorporated in New York on December 14, 1992. Its principal executive offices are located at 99 Woodbury Road, Hicksville, New York 11801 and its telephone number is (516) 932-5050.

                               Recent Developments

Private Placement

         On December 31, 1997, the Company completed a private placement ("Private Placement") from which the Company received gross proceeds of $2,650,000 through the sale of 265,000 shares of Preferred Stock to accredited investors. Perrin, Holden & Davenport Capital Corp., a member of the National Association of Securities Dealers, Inc. ("Placement Agent"), acted as exclusive placement agent for the Company and received a commission of $265,000, or 10% of the offering price of the Preferred Stock. The Company also issued to the Placement Agent and its designee Placement Agent Warrants, which entitle the holders thereof to purchase 125,000 shares of Common Stock for $1.3125 per share (the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the closing date of the Private Placement) and 75,000 shares of Common Stock for $5.00 per share, in both cases exercisable until December 30, 2002. Total costs of the Private Placement, including the Placement Agent's commission and costs to register the Securities, are estimated at $325,000.

         The Company has agreed to register for resale by the Selling Securityholders (i) the shares of Common Stock issuable upon conversion of the Preferred Stock, (ii) the Placement Agent Warrants and (iii) the shares of Common Stock issuable upon exercise of the Placement Agent Warrants under the Securities Act pursuant to the Registration Statement of which this Prospectus is a part.

Business

         In September 1997, the Company entered into a seven-store area development franchise agreement. The franchisee anticipates opening Big City Bagels drive-thru stores throughout Fayetteville, North Carolina, with the first location scheduled to open in March 1998. Also in September 1997, the Company entered into a licensing agreement with Total Petroleum, Inc. (a public company traded on the American Stock Exchange), pursuant to which the licensee will open and operate full service Big City Bagels stores at Total Petroleum gasoline and convenience store stations. Following a short trial, the licensee intends to operate a minimum of seven full service Big City Bagels stores. The first store opened in January 1998 in Superior, Colorado. Also in September 1997, the Company terminated a twelve-store area development agreement it had entered into in 1996 providing for the opening of stores in Texas. The franchisee under that agreement had not opened a single store and, as a result, the Company terminated its relationship.

         In October 1997, the Company closed its Mesa, Arizona retail store. The Company intends to sell one of its stores located in Park City, Utah to an independent entity for $50,000 in January 1998.

         In January 1998, the Company purchased a bagel store located in New York City for approximately $275,000 in cash and 346,497 shares of Common Stock. The Company has an exclusive option to purchase an additional store in New York City until January 1999. The Company entered into consulting agreements with the two former owners of the bagel store, pursuant to which they agreed to assist the Company in operating this store and to open additional stores in New York City. Also in January 1998, the Company renegotiated a twelve-store area development agreement it had entered into in 1996 providing for the opening of stores in Minnesota. The franchisee under that agreement has opened three stores and now is not required to open any additional stores.

         The Company entered into an agreement with Northwest Airlines to be the exclusive supplier of bagels on Northwest flights. The agreement is for a three-year term, although either party may terminate the agreement after the second year.

         The following table sets forth by location the number of currently opened Company-owned stores and franchises and the number of franchises that have been sold but not yet opened:



                                                                           Stores Not Yet Opened
Location                                              Stores Open          Under Franchises Sold
Arizona.........................................         1(1)                       3
California......................................         9(2)                       3
Colorado........................................           1                        6
Idaho...........................................           1                        1
Minnesota.......................................           3                        0
Nevada..........................................           0                        1
New York........................................          1(1)                      0
North Carolina..................................           0                        7
Utah............................................         1(1)                       0
Washington......................................           0                        2
                                                          ---                       --
         Total..................................          17                        23
-----------------------------

(1)      Includes one Company-owned store.
(2)      Includes three Company-owned stores.


                                  RISK FACTORS


The securities offered hereby are speculative and involve a high degree of risk. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors.

         Limited Revenues and Significant and Continuing Losses. Since inception in December 1992, the Company has generated limited revenues and has incurred significant losses, including net losses of $826,849 and $2,537,451, respectively, for the years ended December 31, 1995 and 1996. In addition, the Company incurred a net loss of $1,999,486 for the nine months ended September 30, 1997, compared to a net loss of $1,812,255 for the nine months ended September 30, 1996. Losses are expected to continue at least through 1998. Inasmuch as the Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with its proposed expansion (including salaries of executive, marketing and other personnel), the Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to finance its operations and the costs of continuing expansion. There can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations.

         Possible Need for Financing. The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that its present working capital, together with projected cash flow from operations, will be sufficient to satisfy its anticipated cash requirements at least through the end of 1998. Thereafter, the Company may need to seek additional financing. In the event that the Company's plans change and it considers acquisitions requiring substantial cash payments or its assumptions regarding its operations change or prove to be inaccurate and its working capital and cash flow proves to be insufficient to fund both the Company's operations and plans for expansion (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company may need to seek additional financing sooner than expected. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all.

         Dependence on Franchisees. The Company realizes a substantial portion of its revenues from sales of bagel dough to franchisees, initial franchise and area development fees and continuing royalty payments from its franchisees. The Company is therefore substantially dependent upon its ability to attract, retain and contract with suitable franchisees and the ability of franchisees to successfully open and operate their franchises. Should the Company experience difficulty in attracting suitable franchisees, or the franchisees encounter business or operational difficulties, the Company's revenues will be materially adversely affected. Such reduction in revenues also may negatively impact the Company's ability to sell new franchises. Consequently, the Company's financial prospects are directly related to the success of its franchisees in promoting the Big City Bagels concept and the success of each store, over which the Company has no direct control. There can be no assurance that the Company will be able to successfully develop new franchises or that the Company's franchisees will be able to successfully develop and operate stores.

         Uncertainty of Expansion. Currently, 17 Big City Bagels stores are open and operating. In addition, the Company has sold franchises for an additional 23 stores. The opening and success of Big City Bagels stores depends on various factors, including customer acceptance of the Big City Bagels store concept in new markets, the availability of suitable sites, the negotiation of acceptable lease terms for new locations, the receipt of necessary permits and regulatory compliance, the ability to meet construction schedules, the financial and other capabilities of the Company and its franchisees, the ability of the Company to successfully manage this anticipated expansion and to hire and train personnel, and general economic and business conditions. Not all of the foregoing factors are within the control of the Company or its franchisees.

         The Company's plans for expansion include acquiring existing bagel stores or chains and possibly other retail enterprises that the Company believes will complement its operations. No assurance can be given that the Company will be able to evaluate successfully the advisability of any particular acquisition or that it will successfully integrate, convert, or operate any acquired business. These acquisitions may not be subject to approval or review by the

Company's shareholders. The Company's expansion also will require the implementation of enhanced operational and financial systems as well as additional management, operational and financial resources. Failure to implement these systems and add these resources could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth.

         Food Service Industry. Food service businesses often are affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number and location of competing businesses. Multi-unit food service chains such as the Company also can be materially adversely affected by publicity resulting from poor food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores. In addition, factors such as inflation, increased food, labor and employee benefit costs, regional weather conditions and the unavailability of experienced management and hourly employees also may materially adversely affect the food service industry in general, and the Company's results of operations and financial condition in particular.

         Competition. The food service industry in general, and the take-out sector in particular, are intensely competi tive. The Company competes against well-established food service companies with greater product and name recognition and larger financial, marketing and distribution capabilities than those of the Company, as well as innumerable local food establishments that offer similar products. In addition, the Company believes that the start-up costs associated with opening a retail food establishment offering products similar to those offered by the Company, on a stand-alone basis, are competitive with the start-up costs associated with opening a Big City Bagels store and accordingly, are not an impediment to entry of competitors into the retail bagel business. There can be no assurance that the Company can compete successfully in this complex market.

         Government Regulation. The Company's franchise operations are subject to regulation by the Federal Trade Commission (the "FTC") in compliance with the FTC's rule entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures, which requires, among other things, that the Company prepare and update periodically a comprehensive disclosure document in connection with the sale and operation of its franchises. The Company and its franchisees also must comply with state franchising laws and a wide range of other state and local rules and regulations applicable to their business. Continued compliance with this broad federal, state and local regulatory network is essential and costly and the failure to comply with such regulations may have an adverse effect on the Company and its franchisees. Violations of franchising laws and/or state laws and regulations regulating substantive aspects of doing business in a particular state could subject the Company and its affiliates to rescission offers, monetary damages, penalties, imprisonment and/or injunctive proceedings. In addition, under court decisions in certain states, absolute vicarious liability may be imposed upon franchisors based upon claims made against franchisees. Even if the Company is able to obtain coverage for such claims, there can be no assurance that such insurance will be sufficient to cover potential claims against the Company.

         Raw Material Cost Fluctuations; Dependence on Suppliers. As the Company expands its Company-owned store operations, the Company's operating results and financial condition may be materially adversely affected by fluctuations in the cost of flour, its primary raw material. Such costs are determined by constantly changing market forces over which the Company has no control. The Company has no long-term contracts with any of its suppliers. The loss of any of its suppliers could materially adversely affect the Company's business until alternative arrangements were secured. Although the Company believes that arrangements similar to those which the Company currently has with its suppliers could be secured with other suppliers, there can be no assurance of this.

         Dependence on Key Personnel. The Company's operations are dependent on the efforts of Mark Weinreb, its Chairman of the Board and Chief Executive Officer, and Jerry Rosner, its President. Although the Company has employment agreements with each of Messrs. Weinreb and Rosner, the terms of such agreements expire on December 31, 1998, and the loss of the services of either of these officers could have a material adverse effect on the Company. There can be no assurance that a suitable replacement could be found in the event of the death, disability or resignation of either of Messrs. Weinreb or Rosner. The Company has obtained key-person life insurance on the lives of Messrs. Weinreb and Rosner in the amount of $2 million each.

         Continuing Control by Management. Messrs. Mark Weinreb, Jerry Rosner, Stanley Raphael and Stanley Weinreb, each of whom is also a director of the Company, currently own, in the aggregate, approximately 43% of the Company's
outstanding  Common  Stock.  In  addition,   these  persons  are  parties  to  a
shareholder agreement, pursuant to which each of them has agreed to vote his shares for the election of each of the others as a director of the Company as long as each such other person owns at least 100,000 shares of Common Stock. Accordingly, such shareholders, acting together, will be in a position to effectively control, or at least strongly influence, the Company, including the election of all of the directors of the Company.

         No Dividends. The Company never has paid dividends on its Common Stock. The Company intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

         Volatility of Market Price. The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, failure to meet expectations of, or a change in recommendations by, securities analysts, announcements of new products by the Company or its competitors, government policy changes and other events or factors including factors outside the Company's control. The market price of the Company's Common Stock has been highly volatile to date and the market price of the Common Stock may continue to be highly volatile in the future.

         Possible Delisting of Securities from Nasdaq System. The Company's Common Stock is listed on The Nasdaq SmallCap Market ("Nasdaq"). Effective February 22, 1998, in order to continue to be listed on Nasdaq, a company must, among other things, maintain $2 million in net tangible assets or, alternatively, a $35 million market capitalization or $500,000 of net income, and a minimum bid price of $1.00 per share. In addition, continued inclusion requires the adoption of corporate governance requirements including, among other things, a minimum of two independent directors. As of the date of this Prospectus, the Company does not have two independent directors but intends to meet this requirement prior to February 22, 1998. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from Nasdaq and trading, if any, in the Company's securities would thereafter be conducted on the NASD OTC Bulletin Board. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock also would be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Company's securities, which could severely limit the liquidity of the Company's securities and the ability of purchasers in this Offering to sell such securities in the secondary market.

         Potential Adverse Effect of Issuance of Preferred Stock Without Shareholder Approval; Restriction on Issuance of Capital Stock. The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock with such rights, preferences and designations as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock and, in certain circumstances, depress the market price of the securities offered hereby. In the event of issuance, the Preferred Stock could be utilized under certain circumstances as a method of discouraging, delaying or preventing a change in control of the Company. The Company currently has 265,000 shares of Preferred Stock outstanding. Although the Company has no present intention of issuing additional shares of Preferred Stock, there can be no assurance that the Company will not issue additional shares of Preferred Stock in the future.


                                 USE OF PROCEEDS

         All of the Securities offered hereby are being registered for the respective accounts of the Selling Securityholders. The Company will not receive any of the proceeds from the sale of the Securities; however, it will receive an aggregate of $539,062.50 in gross proceeds if the Placement Agent Warrants are fully exercised. The Company is unable to estimate the number of Placement Agent Warrants that may be exercised. The Company believes that the exercise of the Placement Agent Warrants primarily will be dependent on the market price of a share of Common Stock at the time of exercise and its relation to their exercise price. See "Selling Securityholders."

         The Company intends to use the net proceeds from the exercise of any of the Placement Agent Warrants for working capital and general corporate purposes. Pending application of the proceeds, the Company intends to place the funds in interest-bearing investments such as bank accounts, certificates of deposit, money market funds and United States government obligations.

                             SELLING SECURITYHOLDERS

         The tables set forth below provide certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Securityholders as of January 16, 1998, and as adjusted to give effect to the sale of all of the securities offered hereby. See "Plan of Distribution." Except as otherwise indicated, the number of shares of Common Stock reflected in the tables has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under this rule, each Selling Shareholder is deemed to beneficially own the number of shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Placement Agent Warrants since such Preferred Stock and warrants are presently convertible or exercisable, as the case may be. Accordingly, the number of shares of Common Stock set forth in the column on each table entitled "Number of Shares of Common Stock Owned Prior to Offering and Being Sold in Offering" includes the number of shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Placement Agent Warrants. For purposes of presentation in the tables, it is assumed that the Selling Securityholders will convert all of the shares of Preferred Stock and exercise all of the Placement Agent Warrants indicated as being owned and then resell all of the shares of Common Stock received upon conversion or exercise thereof. Unless otherwise indicated, each of the Selling Securityholders possesses sole voting and investment power with respect to the securities shown and none of the Selling Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.


                                                                                                      Number of Shares of
                                                                      Dollar Amount of                Common Stock Owned
                                                                    Preferred Stock Owned            Prior to Offering and
Name                                                                 Prior to Offering(1)           Being Sold in Offering(2)
----                                                               -----------------------        ----------------------------
Michael Ackerman......................................                      $50,000                            80,808
Brass Capital, L.L.C..................................                      $50,000                            80,808
Mendel Gluckowsky.....................................                      $25,000                            40,404
Gross Foundation Inc..................................                     $100,000                           161,616
International Investment Group Equities Fund N.V......                     $500,000                           808,080
International Investment Group L.L.C..................                     $200,000                           323,232
Kadar Investment Company, Ltd.........................                     $175,000                           282,828
Leon Kahn.............................................                      $50,000                            80,808
Sara Liebowitz........................................                     $300,000                           484,848
Orlac Finance, Ltd....................................                     $750,000                         1,212,121
Jaime Radusky.........................................                      $50,000                            80,808
Wilma C. Rossi & Joseph W. McGuire, JTWROS............                      $50,000                            80,808
Chava Scharf..........................................                      $50,000                            80,808
Starling Corporation..................................                     $250,000                           404,040
Rina Sugarman.........................................                      $50,000                            80,808


(1) Does not include dividends, which accrue at the rate of 8% per annum and are convertible, at the election of the holder, into shares of Common Stock at the same conversion rate as the Preferred Stock.

(2) Calculated, for purposes of presentation, by dividing the dollar amount of Preferred Stock owned by each holder by an assumed conversion rate of $0.61875 based on the average of the closing bid prices of the Common Stock for the five trading days ended January 16, 1998.


                                                                                                  Number of Shares
                                                                                                   of Common Stock
                                                                  Number of Warrants               Owned Prior to
                                                               Owned Prior to Offering         Offering and Being Sold
Name                                                              and Being Sold                     in Offering
                                                              -------------------------       -------------------------
Perrin, Holden & Davenport Capital Corp........                      170,000                           170,000
Donald Kleban..................................                       30,000                            30,000


                              PLAN OF DISTRIBUTION

         The Selling Securityholders have advised the Company that sales of the Securities may be effected from time to time in transactions (which may include block transactions) on Nasdaq, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Securities. The Selling Securityholders may effect such transactions by selling their Securities directly to purchasers or to or through broker-dealers (including the Placement Agent), which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Securityholders and any broker-dealers that act in connection with the sale of the Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. The Selling

Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act.

         The registration rights granted to the Selling Securityholders generally provide that the Company and the Selling Securityholders indemnify each other against certain liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable. See "Indemnification."

         The Company has agreed to keep the Registration Statement, of which this Prospectus is a part, effective until the earlier of the sale of all the Securities or all the Securities may be sold by the holders thereof under Rule 144.


                                  LEGAL MATTERS

         Certain matters with respect to the legality of the issuance and sale of the Securities offered hereby will be passed upon for the Company by Graubard Mollen & Miller, New York, New York.


                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus have been audited by Richard A. Eisner & Company, LLP, independent auditors, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.


                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the registration of the Shares, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

         The table below sets forth the estimated expenses (except the SEC registration fee which is an actual expense) of the Registrant in connection with the offer and sale of the shares of Common Stock covered by this Registration Statement.


         SEC registration fee..................................  $    1,036.24
         NASD filing fee.......................................  $      851.00
         Accountant's fees and expenses........................  $   10,000.00
         Legal fees and expenses...............................  $   30,000.00
         Printing and engraving expenses.......................  $    8,000.00
         Miscellaneous.........................................  $    5,112.76
                                                                 -    --------
                  TOTAL                                          $   55,000.00
                                                                 =   =========


Item 15.          Indemnification of Directors and Officers.

         Sections 721 through 726, inclusive, of the New York Business Corporation Law ("BCL") authorizes New York corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been officers or directors and to purchase and maintain insurance for indemnification of such officers and directors.

         Section 402(b) of the BCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit directors' personal liability to the corporation or its shareholders for damages arising out of certain alleged breaches of their duties as directors. The BCL, however, provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) acts or omissions made in bad faith or which involved intentional misconduct or a knowing violation of law; (ii) the declaration of dividends or other distributions or repurchase or redemption of shares in violation of the BCL; (iii) the distribution of assets after dissolution or making of loans to directors in violation of the BCL; or (iv) any transaction from which the director derived a financial profit or other advantage to which he was not legally entitled.

         The Company's Restated Certificate of Incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by Section 402(b) of the BCL. In addition, the By-Laws of the Company provide in substance that, to the fullest extent permitted by New York law, each director and officer shall be indemnified by the Company against reasonable expenses, including attorney's fees, and any liabilities which he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of the Company. The indemnification provided by the Company's By-Laws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Pursuant to the Subscription Agreement between the Company and each of the holders of Preferred Stock, the form of which is included as Exhibit 4.5 to this Registration Statement, the officers and directors of the Company are indemnified by such holders and such holders are indemnified by the Company, against certain civil liabilities under the Securities Act.

         Pursuant to the warrants issued by the Company to Perrin, Holden & Davenport Capital Corp. ("PHD"), the placement agent for certain securities described in this Registration Statement, the forms of which are included as Exhibits 4.6 and 4.7 to this Registration Statement, the officers and directors of the Company are indemnified by PHD and PHD and controlling persons of PHD are indemnified by the Company, against certain civil liabilities under the Securities Act.


Item 16.          Exhibits.

         (a)       The following exhibits are filed as part of this Registration
                    Statement:


                                                                                        Incorporated
                                                                                        by Reference         No. in
Exhibit No.      Description                                                            from Document       Document
-----------      -----------                                                            -------------       --------
2.1              Form of Agreement and Plan of Contribution among the Company                 A                2.1
                 and the partners of Pumpernickel Partners, L.P.
3.1              Restated Certificate of Incorporation                                        A                3.1
3.1.2            Amendment to Restated Certificate of Incorporation                           B               3.1.2
3.1.3            Amendment to Certificate of Incorporation, as corrected                      *
3.2              Restated By-laws                                                             A                3.2
4.1              Form of Common Stock Certificate                                             A                4.1
4.2              Form of  Class A Warrant Certificate                                         A                4.2
4.3              Form of Class A Warrant Agreement between Continental Stock                  A                4.3
                 Transfer & Trust Company and the Company
4.3.1            Form of Amendment to Form of Class A Warrant Agreement                       B               4.3.1
                 between Continental Stock Transfer & Trust Company and the
                 Company
4.4              Form of Class A Preferred Stock Certificate                                  *
4.5              Form of Subscription Agreement between the Company and                       *
                 purchasers of Class A Preferred Stock
4.6              Form of warrant to purchase 125,000 shares of Common Stock at                *
                 an exercise price of $1.3125 per share issued to Perrin, Holden &
                 Davenport Capital Corp. and its designee, dated December 31,
                 1997
4.7              Form of warrant to purchase 75,000 shares of Common Stock at an              *
                 exercise price of $5.00 per share issued to Perrin, Holden &
                 Davenport Capital Corp. and its designee, dated December 31,
                 1997



                                                                                        Incorporated
                                                                                        by Reference         No. in
Exhibit No.      Description                                                            from Document       Document
-----------      -----------                                                            -------------       --------
5.1              Opinion of Graubard Mollen & Miller                                          *
10.1             Form of Financial Consulting Agreement between the Company                   A               10.1
                 and the Underwriter
10.2             Employment Agreement between the Company and Mark Weinreb                    A               10.2
10.2.1           Amendment to Employment Agreement between the Company and                    B              10.2.1
                 Mark Weinreb
10.3             Employment Agreement between the Company and Jerry Rosner                    A               10.3
10.3.1           Amendment to Employment Agreement between the Company and                    B              10.3.1
                 Jerry Rosner
10.4             1996 Performance Equity Plan                                                 A               10.4
10.5             Master Distribution Agreement, dated January 1, 1996, between                A               10.5
                 the Company and Sysco Food Services of Los Angeles, Inc.
10.6             Form of Franchise Agreement                                                  A               10.6
10.7             Form of Area Development Agreement                                           A               10.7
10.8             Form of Founders' Shareholder Agreement                                      A               10.8
10.9.1           Consolidation Agreement and Promissory Note, dated April 30,                 A              10.9.1
                 1996, between the Company and Mark Weinreb
10.9.1(a)        Agreement  to Loan  Funds  and  Amendment  to  Consolidation  B
                 10.9.1(a)  Agreement and Promissory Note, dated April 30, 1996, between the Company and Mark Weinreb
10.9.2           Consolidation Agreement and Promissory Note, dated April 30,                 A              10.9.2
                 1996, between the Company and Stanley Weinreb
10.9.2(a)        Agreement  to Loan  Funds  and  Amendment  to  Consolidation  B
                 10.9.2(a)  Agreement and Promissory Note, dated April 30, 1996, between the Company and Stanley Weinreb
10.9.3           Consolidation Agreement and Promissory Note, dated April 30,                 A              10.9.3
                 1996, between the Company and Stanley Raphael
10.9.3(a)        Agreement  to Loan  Funds  and  Amendment  to  Consolidation  B
                 10.9.3(a)  Agreement and Promissory Note, dated April 30, 1996, between the Company and Stanley Raphael
23.1             Consent of Graubard Mollen & Miller (included in Exhibit 5.1)                *
23.2             Consent of Richard A. Eisner & Company, LLP                                  *



                                                                                        Incorporated
                                                                                        by Reference         No. in
Exhibit No.      Description                                                            from Document       Document
-----------      -----------                                                            -------------       --------
24.1             Power of Attorney (included in signature page to Registration                *
                 Statement)
99.1             Notice to Holders of Class A Warrants                                        B               99.1

-------------------

*                 Filed herewith.

A                 The  Company's   Registration  Statement  on  Form  SB-2  (No.
                  333-2154) declared effective by the Commission on May 7, 1996.

B                 The  Company's   Registration  Statement  on  Form  SB-2  (No.
                  333-29297) declared effective by the Commission on July 9, 1997.


Item 17.          Undertakings.

         (a)      The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                         (i) To  include  any  prospectus  required  by  Section
10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the  prospectus  any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                         (iii) To include any material  information with respect
to the  plan  of  distribution  not  previously  disclosed  in the  Registration
Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hicksville, State of New York, on January 20, 1998.

                                       BIG CITY BAGELS, INC.


                                       By:      /s/ Mark Weinreb
                                          -------------------------------------
                                          Mark Weinreb, Chairman of the Board
                                                and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Weinreb his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         /s/ Mark Weinreb                      Chairman of the Board, Chief Executive                 January 20, 1998
         ------------------                    Officer and Chief Financial Officer (and
         Mark Weinreb                          principal accounting officer)


         /s/ Jerry Rosner                      President, Chief Operating Officer and                 January 20, 1998
         --------------------                  Director
         Jerry Rosner


         /s/ Stanley Weinreb                   Vice President and Director                            January 20, 1998
         -------------------
         Stanley Weinreb


         /s/ Stanley Raphael                   Secretary and Director                                 January 20, 1998
         -------------------
         Stanley Raphael


                                  EXHIBIT INDEX


Exhibit No.                   Description

  3.1.3 Amendment to Certificate of Incorporation, as corrected

  4.4                         Form of Class A  Preferred  Stock Certificate

  4.5 Form of Subscription Agreement between the Company and purchasers of the Class A Preferred Stock

  4.6 Form of warrant to purchase 125,000 shares of Common Stock at an exercise price of $1.3125 per share issued to Perrin, Holden & Davenport Capital Corp. and its designee, dated December 31, 1997

  4.7 Form of warrant to purchase 75,000 shares of Common Stock at an exercise price of $5.00 per share issued to Perrin, Holden & Davenport Capital Corp. and its designee, dated December 31, 1997

  5.1                         Opinion of Graubard Mollen & Miller

 23.1                         Consent of Graubard Mollen & Miller (included in
                              Exhibit 5.1)

 23.2                         Consent of Richard A. Eisner & Company, LLP